Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2026 (except for Note 14 and the effects thereof, as to which the date is May 12, 2026) with respect to the consolidated financial statements and internal control over financial reporting, of Bel Fuse, Inc. for the year ended December 31, 2025 included in the Current Report on Form 8-K filed on May 12, 2026, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ GRANT THORNTON LLP

Edison, New Jersey

September 1, 2026